Exhibit 1A-2D

Multi-Housing Income REIT LLC

LIMITED LIABILITY COMPANY AGREEMENT

This is an Agreement, entered into effective on March 1, 2022, by and among Multi-Housing Income REIT LLC, a Delaware limited liability company (the “Company”), Casoro Investment Advisory Firm, LLC, a Texas limited liability company (“Casoro Investment Advisory”), the persons who owned voting common stock of the Company before it was converted from a Maryland corporation to a Delaware limited liability company (the “Pre-Conversion Members”), and the persons who acquire Shares following the date of this Agreement (the “New Members”). The Pre-Conversion Members and the New Members are sometimes referred to as “Members” in this Agreement.

Background

I. The Company was formed as a Maryland corporation using the name “Multi-Housing Income REIT, Inc.”

II. The Company was converted to a Delaware limited liability company effective on March 1, 2022 pursuant to a Certificate of Conversion filed with the Secretary of State of Delaware and Articles of Conversion filed with the Secretary of State of Maryland.

III. The Company has elected to be treated as a corporation and as a “real estate investment trust” (a “REIT”) for Federal and State tax purposes.

IV. The Members own all of the limited liability company interests of the Company and wish to amend and restate their understandings concerning the ownership and operation of the Company in this Agreement, which they intend to be the “limited liability company agreement” of the Company within the meaning of 6 Del. C. §18-101(7).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

ARTICLE 1: CONTINUATION OF LIMITED LIABILITY COMPANY

1.1 Continuation of Limited Liability Company. The Members agree to continue the Company in accordance with and pursuant to the Delaware Limited Liability Company Act (the “Act”) for the purposes set for the below. The rights and obligations of the Members to one another and to third parties shall be governed by the Act except that, in accordance with 6 Del. C. §18-1101(b), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.

1.2 Name. The name of the Company shall be “Multi-Housing Income REIT LLC” and all of its business shall be conducted under that name or such other name(s) as may be designated by the Manager.

1.3 Fiscal Year. The fiscal and taxable year of the Company shall be the calendar year, or such other period as the Manager determines.

1.4 Operating and Organizational Expenses and Placement Fees.

1.4.1 In General. The Company will pay all Operating Expenses, Organizational Expenses, and Placement Fees, and will reimburse the Manager or any of its affiliates, as applicable, for its or their payment of Operating Expenses, Organizational Expenses, and Placement Fees paid on behalf of the Company. However, the Manager shall not be reimbursed for any costs and expenses relating to the general operation of its businesses.

1.4.2 Definitions. The following definitions shall apply for purposes of this Agreement:

(a)   Operating Expenses. The term “Operating Expenses” means all third-party costs and expenses of maintaining the operations of the Company, including, without limitation, taxes, fees and other governmental charges; insurance; appraisal fees; administrative and research fees; expenses of custodians, outside advisors, counsel, accountants, auditors, administrators and other consultants and professionals; expenses associated with forming and operating other entities pursuant to this Agreement; technological expenses; interest on and fees, costs and expenses arising out of all financings entered into by the Company (including, without limitation, those of lenders, investment banks, and other financing sources); travel expenses; brokerage commissions; custodial expenses; litigation expenses (including the amount of any judgments or settlements); winding up and liquidation expenses; expenses incurred in connection with any tax audit, investigation, settlement or review; the cost of preparing and distributing reports, financial statements, tax returns and 1099s to Members; indemnification and other unreimbursed expenses; the fees payable to the Manager; and any extraordinary expenses to the extent not reimbursed or paid by insurance.

(b)   Organizational Expenses. The term “Organizational Expenses” means all out-of-pocket expenses incurred in connection with the organization and formation of the Company and any investment vehicle formed pursuant to this Agreement, including, without limitation, legal and accounting fees and expenses; printing costs; filing fees; and the transportation, meal and lodging expenses of the personnel of the Manager.

(c)   Placement Fees. The term “Placement Fees” means amounts payable to any placement agent, financial advisor or finder retained by the Manager in connection with the offering and sale of interests in the Company or any investment vehicle formed pursuant to this Agreement.

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ARTICLE 2: BUSINESS AND PURPOSE; OTHER INVESTMENT VEHICLES

2.1 Purpose.

2.1.1 In General. The purpose of the Company is to invest in real estate projects, both through direct ownership and investment in other entities (each a “Portfolio Investment”) and engage in any other business in which limited liability companies may legally engage under the Act. The general focus of the Company shall be on the multi-housing sector and other real estate sectors within the continental U.S. and elsewhere, in the areas of student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects).

2.1.2 Ancillary Activities. In carrying on its business, the Company may (i) borrow money or otherwise incur indebtedness, secured by liens on the Company’s assets or otherwise; (ii) acquire, hold, lease, sell, or otherwise deal with or dispose of real estate and other property; (iii) enter into partnerships and other joint ventures; (iv) enter into, perform and carry out contracts and agreements of any kind; (v) form one or more subsidiaries; (vi) bring, prosecute, defend, settle or compromise actions and proceedings at law or in equity or before any governmental authority; and (vii) take any other acts that the Manager determines.

2.2 Alternative Investment Vehicles.

2.2.1 Formation of Alternative Investment Vehicles. If the Manager determines at any time that for legal, tax, regulatory or other similar considerations, all or a portion of one or more potential or existing Portfolio Investments be made or held through an alternative investment structure, the Manager shall notify the Members and may create one or more separate entities for that purpose (each, an “Alternative Investment Vehicle”).

2.2.2 Alternative Investment Conditions. Each Member shall have the same economic interest in all material respects in Portfolio Investments held or made pursuant to section 2.2 as such Member would have if such Portfolio Investment had been held or made solely by the Company, and the other terms of such Alternative Investment Vehicle shall be substantially similar in all material respects to those of the Company, subject to the applicable legal, tax, regulatory and other similar considerations, provided that the pre-tax gains and losses of any such Alternative Investment Vehicle shall be treated as having been realized by the Company for all economic calculations under this Agreement with respect to the Members who participate in such Alternative Investment Vehicle, unless the Manager elects otherwise based on its determination that such treatment increases the risk of or otherwise imposes on the Company, the Members or such Alternative Investment Vehicle adverse tax consequences, legal or regulatory constraints or undesirable contractual or business risks. With respect to any Portfolio Investment, if an Alternative Investment Vehicle invests with the Company in a particular Portfolio Investment, subject to the applicable legal, tax, regulatory and other similar considerations (i) the Company and such Alternative Investment Vehicle shall invest and divest on economic terms that are the same, and at the same time, in all material respects, and (ii) the respective interests of the Company and such Alternative Investment Vehicle generally shall be as determined by the Manager in accordance with the purposes of this section 2.2.

2.2.3 Mechanics of Formation of Alternative Investment Vehicles. Each Alternative Investment Vehicle shall be controlled by the Manager or an affiliate of the Manager. The governing documents of each Alternative Investment Vehicle shall be substantially similar in all material respects to those of the Company, including this Agreement, with such differences as the Manager determines are necessary or advisable in respect of the applicable legal, tax, regulatory and other similar considerations, and will be executed on behalf of the Members by the Manager pursuant to the power of attorney granted by the Members in this Agreement.

2.3 Co-investment Opportunities. The Manager may, but shall not be required to, offer opportunities to invest in Portfolio Investments alongside the Company (a “Co-investment Opportunity”) to certain Members or other persons on such terms and conditions as shall be determined by the Manager. The Manager or its affiliates may, but shall not be obligated to, form a separate investment vehicle for the purpose of investing in one or more Co-investment Opportunities (a “Co-Investment Vehicle”). The Manager may offer a Co-investment Opportunity to one or more Members or other persons without offering such Co-investment Opportunity to others. Co-investment Opportunities may be allocated to such persons that may provide a benefit to the Company in the Manager’s sole discretion. No Member shall have any obligation to participate in any Co-investment Opportunity. Each Member hereby acknowledges that the Manager and/or its affiliates may receive a carried interest and management or other fees in respect of any Co-investment Opportunity.

2.4 Parallel Vehicles.

2.4.1 Formation of Parallel Vehicles. To accommodate legal, tax, regulatory or other similar considerations of certain types of Members, the Manager may establish one or more additional collective investment vehicles for such investors to invest in Portfolio Investments with the Company (each, a “Parallel Vehicle”). The Manager may, at any time, with the consent of the applicable Member (i) transfer all or a portion of such Member’s interest in the Company (including but not limited to such Member’s obligation to contribute capital) to an interest in the Parallel Vehicle, or vice-versa.

2.4.2 Parallel Vehicle Investment Conditions. To the extent the Company and one or more Parallel Vehicles participate in the same Portfolio Investment, subject to the applicable legal, tax, regulatory or other similar considerations, (i) the Company and any Parallel Vehicle shall invest and divest on economic terms that are the same, and at the same time, in all material respects and (ii) the respective interests of the Company and any Parallel Vehicle in any Portfolio Investment generally shall be as determined by the Manager in accordance with the purposes of this section 2.4.

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2.4.3 Mechanics of Formation of Parallel Vehicles. Each Parallel Vehicle shall be controlled by the Manager or an affiliate of the Manager. The governing documents of each Parallel Vehicle shall contain terms substantially the same as those contained herein, including this Agreement, except to the extent reasonably necessary or desirable to address the applicable legal, tax, regulatory or other considerations of the Parallel Vehicle or one or more Parallel Vehicle Investors.

2.5 Feeder Vehicles. The Manager may establish one or more vehicles to facilitate investment in the Company by certain investors (each such vehicle, a “Feeder Vehicle”). Each Feeder Vehicle shall be controlled by the Manager or an affiliate of the Manager.

ARTICLE 3: CONTRIBUTIONS AND LOANS BY MEMBERS

3.1 Initial Contributions.

3.1.1 In General. The Manager shall not be required to make any contributions to the Company. However, Manager or its affiliates may, but shall not be required to, become Members and make contributions to the Company in their capacity as Members. Each Member has contributed or shall contribute to the capital of the Company the amount specified by the Manager. The capital contributions of Members are referred to in this Agreement as “Capital Contributions.”

3.2 Other Required Contributions. No Member shall be obligated to contribute any capital to the Company beyond the Capital Contributions described in Section 3.1. Without limitation, no such Member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such Member’s capital account.

3.3 Loans.

3.3.1 Generally. The Manager or its affiliates may, but shall not be required to, lend money to the Company in the Manager’s sole discretion. No other Member may lend money to the Company without the prior written consent of the Manager. Subject to applicable state laws regarding maximum allowable rates of interest, loans made by any Member to the Company (“Member Loans”) shall bear interest at the higher of (i) eight percent (8%) per annum, compounded monthly; or (ii) the minimum rate necessary to avoid “imputed interest” under section 7872 or other applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such loans shall be payable on demand and shall be evidenced by one or more promissory notes.

3.3.2 Repayment of Loans. After payment of (i) current and past due debt service on liabilities of the Company other than Member Loans, and (ii) all operating expenses of the Company, the Company shall pay the current and past due debt service on any outstanding Member Loans before distributing any amount to any Member pursuant to Article 5. Such loans shall be repaid pro rata, paying all past due interest first, then all past due principal, then all current interest, and then all current principal.

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3.4 Other Provisions on Capital Contributions. Except as otherwise provided in this Agreement or by law:

3.4.1 No Member shall be required to contribute any capital to the Company;

3.4.2 No Member may withdraw any part of his capital from the Company;

3.4.3 No Member shall be required to make any loans to the Company;

3.4.4 Loans by a Member to the Company shall not be considered a contribution of capital, shall not increase the capital account of the lending Member, and shall not increase or decrease the number of Shares owned by a Member, and the repayment of such loans by the Company shall not decrease the capital account of the Member making the loans;

3.4.5 No interest shall be paid on any initial or additional capital contributed to the Company by any Member;

3.4.6 Under any circumstance requiring a return of all or any portion of a Capital Contribution, no Member shall have the right to receive property other than cash; and

3.4.7 No Member shall be liable to any other Member for the return of his, her, or its capital.

3.5 No Third Party Beneficiaries. Any obligation or right of the Members to contribute capital under the terms of this Agreement does not confer any rights or benefits to or upon any person who is not a party to this Agreement.

ARTICLE 4: SHARES

4.1 Shares. As of the date of this Agreement, the limited liability company interests of the Company shall be denominated by Ten Million (10,000,000) “Shares,” consisting of Five Million (5,000,000) “Common Shares” and Five Million (5,000,000) “Preferred Shares.” The Manager may create and authorized additional Shares, or additional classes of limited liability company interests, in the future.

4.2 Acquisition of Shares. Each Pre-Conversion Member shall be deemed to own one (1) Common Share for each share of the Company’s voting common stock such Pre-Conversion Member owned before the Company was converted from a Maryland corporation to a Delaware limited liability company. Each New Member shall acquire Shares on such terms as the Manager may determine in its sole discretion.

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4.3 Classes of Preferred Shares. The Manager may divide the Preferred Shares into one or more classes. The number of Shares of each such class of Preferred Shares, and the rights and preferences of each such class, shall be as set forth in the resolution or resolutions of the Manager creating such class, referencing this section 4.2 (each, an “Authorizing Resolution”). Without limitation, the Manager may establish, with respect to each class of Preferred Shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters. The Authorizing Resolution providing for issuance of any class of Preferred Shares may provide that such class shall be superior or rank equally or be junior to the Preferred Shares of any other class except to the extent prohibited by the terms of the Authorizing Resolution establishing another class.

4.4 Share Splits and Consolidations. The Manager may at any time increase or decrease the authorized and/or outstanding number of Shares of any class or series, including Common Shares, provided that any increase or decrease in the number of Shares outstanding shall be made pro rata with respect to all Members owning the outstanding Shares of such class or series. The Manager shall promptly notify all of the Members of any such transaction.

4.5 Tokenization of Shares. The Manager may, but shall not be required to, cause some or all the Shares to be represented as “tokens” using blockchain technology, with such features and attributes as the Manager may determine from time to time in its sole discretion. Each Member shall execute such documents and instruments as the Manager may reasonably request in connection with the “tokenization” of the Shares.

4.6 Certificates. The Shares of the Company shall not be evidenced by written certificates unless the Manager determines otherwise. If the Manager determines to issues certificates representing Shares, the certificates shall be subject to such rules and restrictions as the Manager may determine.

4.7 Registry of Shares. The Company shall keep or cause to be kept on behalf of the Company a register of the Members of the Company. The Company may, but shall not be required to, appoint a transfer agent registered with the Securities and Exchange as such.

4.8 REIT Considerations. The Manager may accept or reject subscriptions to acquire Shares for any reason, in the sole discretion of the Manager. Without limiting the preceding sentence, the Manager may reject a subscription to acquire Shares if the Manager determines that accepting the subscription could jeopardize the Company’s qualification as a REIT.

ARTICLE 5: DISTRIBUTIONS AND ALLOCATIONS

5.1 In General. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Company to the Members.

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5.2 Special Rules Governing Distributions. In general, all distributions shall be made to Members owning Common Shares, in proportion to the number of Common Shares owned by each Member. However, at any time when Preferred Shares are outstanding, distributions shall be made in accordance with the terms of the Authorizing Resolution(s) authorizing such Preferred Shares. Except as otherwise provided in this Agreement or in an Authorizing Resolution establishing a class of Preferred Shares (i) any distributions of the Company not expressly payable to the holders of a class of Preferred Shares shall be payable to the holders of the Common Shares, (ii) any distributions made to the holders of any class of Preferred Shares as a group shall be divided pro rata among such holders based on their respective ownership of the Shares of such class, and (iii) no Member shall have any right to distributions except as may be authorized by the Manager.

5.3 Items Taken into Account. In determining the amount and timing of distributions, the Manager may take into account the following items of income and expense, among others:

5.3.1 The net rental income from properties owned by the Company;

5.3.2 The net proceeds from the sale or refinancing of property;

5.3.3 Cash distributions from, and capital contributions to, entities in which the Company owns an interest;

5.3.4 Debt service on indebtedness of the Company;

5.3.5 Capital expenditures of the Company;

5.3.6 Amounts added to and released from reserve accounts established by the Manager in its sole discretion;

5.3.7 Fees paid to the Manager and its affiliates;

5.3.8 Fees paid to third parties; and

5.3.9 All of the other operating expenses of the Company.

5.4 REIT Distributions. During any period while the Company has in effect an election to be treated as a REIT, the Company shall make at least the minimum distributions required to maintain such election in effect.

5.5 Tax Withholding. To the extent the Company is required to pay over any amount to any federal, state, local or foreign governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. If the amount paid over was not withheld from an actual distribution (i) the Company shall be entitled to withhold such amounts from subsequent distributions, and (ii) if no such subsequent distributions are anticipated for six (6) months, the Member shall, at the request of the Company, promptly reimburse the Company for the amount paid over.

5.6 Manner of Distribution. All distributions to the Members will be made as Automated Clearing House (ACH) deposits into an account designated by each Member. If a Member does not authorize the Company to make such ACH distributions into a designated Member account, distributions to such Member will be made by check and mailed to such Member.

5.7 Other Rules Governing Distributions. No distribution prohibited by 6 Del. C. §18-607 or not specifically authorized under this Agreement shall be made by the Company to any Member in his or its capacity as a Member. A Member who receives a distribution prohibited by 6 Del. C. §18-607 shall be liable as provided therein.

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ARTICLE 6: MANAGEMENT

6.1 Management by Manager.

6.1.1 In General. The business and affairs of the Company shall be directed, managed, and controlled by Casoro Investment Advisory as the “manager” of the Company within the meaning of 6 Del. C. §18-101(12). In that capacity, Casoro Investment Advisory is referred to in this Agreement as the “Manager.”

6.1.2 Powers of Manager. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

6.1.3 REIT Compliance. Without limiting the generality of section 6.1.2, the Manager shall be deemed to have the authority of a “trustee or director” under section 856(a)(1) of the Code and Treas. Reg. §1.856-1(b)(1).

6.1.4 Examples of Manager’s Authority. Without limiting the grant of authority set forth in section 6.1.2, the Manager shall have the power, on behalf of the Company, to:

(a) Select, manage, and dispose of Portfolio Investments;

(b) Issue Shares to such persons and on such terms as it may designate in its sole discretion;

(c) Enter into contracts of any kind, including but not limited to leases, management agreements, and joint venture agreements;

(d) Incur indebtedness, whether to banks or other lenders;

(e) Hire consultants, advisors, custodians, attorneys, accountants, placement agents, and employees;

(f) Make short-term investments in money markets, certificates of deposits, obligations guaranteed by the United States, and similar instruments;

(g) Make any and all elections under the Code or any state or local tax law;

(h) Maintain and release reserve accounts;

(i) Determine the timing and amount of distributions;

(j) Determine the information to be provided to the Members;

(k) Grant liens and other encumbrances on the Company’s assets, including but not limited to Portfolio Investments;

(l) File, prosecute, defend, and settle lawsuits and governmental investigations and actions;

(m) Discontinue the business of the Company; and

(n) Dissolve the Company.

6.2 Transfer or Resignation by the Manager. Casoro Investment Advisory may not resign as the manager of the Company without the consent of Members owning a majority of the Common Shares then issued and outstanding. However, Casoro Investment Advisory, may, without the consent of any Member, (i) be reconstituted as or converted into a corporation or other form of entity (any such reconstituted or converted entity being deemed to be Casoro Investment Advisory for all purposes hereof) by merger, consolidation, conversion or otherwise; or (ii) transfer its duties and responsibilities as the Manager to an entity under common control with Casoro Investment Advisory so long as, in either case, (A) such reconstitution or transfer does not have material adverse tax or legal consequences for the Company, and (ii) such other entity agrees in writing to all of the terms and conditions of this Agreement and any other related agreements to which Casoro Investment Advisory is a party (including the operative documents of any Parallel Vehicles).

6.3 Act of Insolvency, Resignation, or Dissolution of Manager.

6.3.1 In General. If the Manager should commit an Act of Insolvency, resign in violation of section 6.2, or dissolve, then (i) the Manager shall no longer be the manager of the Company, and (ii) a successor manager shall be elected by Members owning a majority of the Common Shares then issued and outstanding. If a successor manager is not elected within ninety (90) days, the Company shall be dissolved.

6.3.2 Act of Insolvency. The Manager shall be treated as having committed an “Act of Insolvency” if it (i) executes an assignment for the benefit of creditors; (ii) becomes a debtor in bankruptcy; (iii) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator; (iv) fails, within ninety (90) days after the appointment, without its consent or acquiescence, of a trustee, receiver, or liquidator, to have the appointment vacated or stayed, or fails within ninety (90) days after the expiration of a stay to have the appointment vacated.

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6.4 Reliance by Third Parties. Anyone dealing with the Company shall be entitled to assume that the Manager and any officer authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and shall be entitled to deal with the Manager or any officer as if it were the Company’s sole party in interest, both legally and beneficially. No Member shall assert, vis-à-vis a third party, that such third party should not have relied on the apparent authority of the Manager or any officer authorized by the Manager to act on behalf of and in the name of the Company, nor shall anyone dealing with the Manager or any of its officers or representatives be obligated to investigate the authority of such person in a given instance.

6.5 Standard of Care. The Manager shall conduct the Company’s business using its business judgment.

6.6 Restrictions on Members. Except as expressly provided otherwise in this Agreement, Members who are not also the Manager shall not be entitled to participate in the management or control of the Company, nor shall any such Member hold himself out as having such authority. Unless authorized to do so by the Manager, no attorney in fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager in writing to act as an agent of the Company in accordance with the previous sentence.

6.7 Officers. The Manager may, from time to time, designate officers of the Company, with such titles, responsibilities, compensation, and terms of office as the Manager may designate. Any officer may be removed by the Manager with or without cause. The appointment of an officer shall not in itself create contract rights.

6.8 Time Commitment. The Manager shall devote such time to the business and affairs of the Company as the Manager may determine in its sole and absolute discretion.

6.9 Compensation of Manager and its Affiliates. The Manager and/or its affiliates will be entitled to the following compensation: _____________________.

6.10 Removal of Manager by Members.

6.10.1 In General. The Manager may be removed by the affirmative vote of Members holding seventy-five percent (75%) of the total number of Common Shares then issued and outstanding (a “Super Majority Vote”), but only if the Members have “cause” to remove the Manager, as defined in section 6.10.3, and follow the procedure set forth in section 6.10.2.

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6.10.2 Procedure.

(a)   Notice and Response. A Member who wishes to remove the Manager and believes there is “cause” for doing so within the meaning of section 6.10.3 shall notify the Manager, referencing this section 6.10 and setting forth in detail the reasons for his, her, or its belief. Within thirty (30) days after receiving such a notice, the Manager shall respond by acknowledging the receipt of the notice and (i) stating that the Manager does not believe there is merit in the Member’s allegations, (ii) explaining why the Manager does not believe “cause” exists for removal, or (iii) stating that while “cause” may exist for removal, the Manager does not believe removal would be in the best interest in the Company. If the Manager fails to respond, the Manager shall be deemed to have stated that it does not believe there is merit in the Member’s allegations. In the event the Member communicates with any third party concerning his request for removal, including any other Member but not including his, her, or its own legal counsel, he, she, or it shall include a copy of the Manager’s response. The failure of the Manager to include in its response any defense, facts, or arguments shall not preclude the Manager from including such defense, facts, or arguments in subsequent communications or proceedings.

(b)   Vote. After following the procedure described in section 6.10.2(a), Members owning at least twenty five percent (25%) of the Common Shares then issued and outstanding (the “Dissident Members”) may call for a vote of the Members. The Manager and a single representative chosen by the Dissident Members shall cooperate in sending to all Members a package of materials bearing on whether “cause” exists under section 6.10.3 and whether it is in the best interest of the Company to remove the Manager, and a vote shall be taken by electronic means, with responses due within thirty (30) days. The failure of the Manager or the Dissident Members to include in this package any defense, facts, or arguments shall not preclude them from including such defense, facts, or arguments in subsequent communications or proceedings.

(c)   Arbitration. In the event of a Super Majority Vote to remove the Manager within the thirty (30) day period described in section 6.10.2(b), then the question as to whether “cause” exists to remove the Manager shall be referred to a single arbitrator in arbitration proceedings held in Wilmington, Delaware in conformance with the then-current rules and procedures of the American Arbitration Association. The removal of the Manager shall not become effective until the arbitrator determines that “cause” exists; the decision of the arbitrator shall be binding and non-appealable. In the event there is no Super Majority Vote to remove the Manager within the thirty (30) day period described in section 6.10.2(b), then the Manager shall not be removed and no subsequent proceeding to remove the Manager shall be held with respect to substantially similar grounds.

6.10.3 Cause Defined. For purposes of this section 6.10, “cause” shall be deemed to exist if any only if:

(a)   Uncured Breach. The Manager breaches any material provision of this Agreement and the breach continues for more than (30) days after the Manager has received written notice, or, in the case of a breach that cannot be cured within thirty (30) days, the Manager fails to begin curing the breach within thirty (30) days or the breach remains uncured for ninety (90) days; or

(b)   Bankruptcy. The Manager makes a general assignment for the benefit of its creditors; or is adjudicated a bankrupt; or files a voluntary petition in bankruptcy; or files a petition or answer seeking reorganization or an arrangement with creditors, or to take advantage of any insolvency, readjustment of loan, dissolution or liquidation law or statute; or an order, judgment, or decree is entered without the Manager’s consent appointing a receiver, trustee or liquidator for the Manager; or

(c)   Bad Acts. The Manager engages in willful misconduct or acts with reckless disregard to its obligations, in each case causing material harm to the Company, or engages in bad faith in activities that are beneficial to itself and cause material harm to the Company, and the individual responsible for such actions is not terminated within thirty (30) days after the Manager becomes aware of such actions.

ARTICLE 7: OTHER RIGHTS OF MEMBERS; INDEMNIFICATION

7.1 Other Businesses. Each Member and Manager may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Members shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under the doctrine of “corporate opportunity,” an alleged fiduciary obligation owed to the Company or its members, or otherwise. Without limiting the preceding sentence, the Members acknowledge that the Manager and/or its affiliates intend to sponsor, manage, invest in, and otherwise be associated with other entities and business investing in the same assets class(es) as the Company, some of which could be competitive with the Company. No Member shall have any claim against the Manager or its affiliates on account of such other entities or businesses.

7.2 Exculpation and Indemnification.

7.2.1 Exculpation.

(a) Covered Persons. As used in this section 7.2, the term “Covered Person” means (i) the Manager and its affiliates, (ii) the members, managers, officers, employees, and agents of the Manager and its affiliates, and (iii) the officers, employees, and agents of the Company, each acting within the scope of his, her, or its authority.

(b) Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

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(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in the Act.

7.2.2 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

7.2.3 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this section 7.2.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this section 7.2.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this section 7.2.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this section 7.2.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this section 7.2.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this section 7.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

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(f) Savings Clause. If this section 7.2.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this section 7.2.3 to the fullest extent permitted by any applicable portion of this section 7.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.2.4 Amendment. The provisions of this section 7.2 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

7.2.5 Survival. The provisions of this section 7.2 shall survive the dissolution, liquidation, winding up, and termination of the Company.

7.3 Transactions with Manager with Affiliates. The Company may enter transactions of any nature with the Manager and/or its affiliates, provided that the terms of any such transactions shall be (i) fair to the company, (ii) consistent with the terms that would be agreed to by unrelated parties, and (iii) disclosed to the Members. Without limiting the preceding sentence, the Company may buy property from or sell property to the Manager and/or its affiliates.

7.4 Confidentiality.

7.4.1 In General. Each Member shall maintain the confidentiality of all Confidential Information, as defined below, using no less care than such Member uses to protect such Member’s own confidential or proprietary information, and shall not use any Confidential Information for such Investor’s own benefit or the benefit of any other person. Notwithstanding the foregoing, an Member may disclose Confidential Information if required by legal process, provided that if an Member receives a request or demand for the disclosure of Confidential Information the Member shall (i) promptly notify the Company and the Manager of the existence, terms and circumstances surrounding such request, (ii) consult with the Company and the Manager regarding taking steps to resist or narrow such request, (iii) if disclosure of such information is required, furnish only such portion of such information as such Member is advised by counsel is legally required to be disclosed, and (iv) cooperate with the Company and the Manager in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information that is required to be disclosed.

7.4.2 Confidential Information. The term “Confidential Information” means (i) information regarding the Company, the Manager, any Portfolio Investment, or any borrower that a reasonable person would understand to be confidential or proprietary, including but not limited to financial information, business plans, and the names of customers, employees, and suppliers; (ii) any information subject to a confidentiality agreement binding upon the Manager or the Company of which the Member has been provided written notice; and (iii) the names and other identifying information of Members.

ARTICLE 8: BANK ACCOUNTS; BOOKS OF ACCOUNT; REPORTS

8.1 Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the Manager. Withdrawals from any such account or accounts shall be made in the Company’s name upon the signature of such persons as the Manager may designate. Funds in any such account shall not be commingled with the funds of any Member.

8.2 Books and Records of Account. The Company shall keep at its principal offices books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.

8.3 Annual Financial Statements and Reports. Within a reasonable period after the close of each fiscal year, the Company shall furnish to each Member with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed under section 4.1, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

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8.4 Right of Inspection.

8.4.1 In General. If a Member wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed: (i) such Member shall notify the Manager, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Manager shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Member to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Member; and (iv) the requesting Member shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Member’s request and making information available to the Member.

8.4.2 Bona Fide Purpose. The Manager shall not be required to respond to a request for information or to inspect the books and records of the Company if the Manager believes such request is made to harass the Company or the Manager, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

8.4.3 Representative. An inspection of the Company’s books and records may be conducted by an authorized representative of a Member, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Manager.

8.4.4 Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

(a) No Member shall have a right to a list of the Members or any information regarding the Members without the prior written consent of each Member.

(b) Before providing additional information or allowing a Member to inspect the Company’s records, the Manager may require such Member to execute a confidentiality agreement satisfactory to the Manager.

(c) No Member shall have the right to any trade secrets of the Company or any other information the Manager deems highly sensitive and confidential.

(d) No Member may review the books and records of the Company more than once during any twelve (12) month period.

(e) Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

(f) A representative of the Company may be present at any inspection of the Company’s books and records.

(g) If more than one Member has asked to review the Company’s books and records, the Manager may require the requesting Members to consolidate their request and appoint a single representative to conduct such review on behalf of all requested Members.

(h) The Manager may impose additional reasonable restrictions for the purpose of protecting the Company and the Members.

ARTICLE 9: TRANSFERS OF SHARES

9.1 In General. Except as provided in section 9.2 and section 9.3, or the terms of an Authorizing Resolution, Common Shares may generally be transferred without the consent of the Company or the Manager.

9.2 REIT Restrictions on Transfer. Notwithstanding section 9.1, no transfer of Common Shares will be permitted if the transfer could, by itself or in conjunction with other pending or anticipated transfers, jeopardize the status of the Company as a REIT, in the sole discretion of the Manager. A Member seeking to transfer Common Shares, by sale, gift, or otherwise, shall notify the Company no less than thirty (30) days before the proposed transfer, specifying the number of Common Shares and the identity of the proposed transferee. The Company shall, within twenty (20) days, notify the Member that (i) the proposed transfer is permitted, (ii) the proposed transfer is not permitted because it would jeopardize the status of the Company as a REIT, or (iii) the Manager requires additional information to make a determination. The Manager may require the Member to reimburse the Company for any reasonable expenses the Company incurs with the transfer, including attorneys’ fees.

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9.3 First Right of Refusal.

9.3.1 In General. In the event an Member (the “Selling Member”) receives an offer from a third party to acquire all or a portion of his, her, or its Common Shares (the “Transfer Shares”), then he, she, or it shall notify the Manager, specifying the Common Shares to be purchased, the purchase price, the approximate closing date, the form of consideration, and such other terms and conditions of the proposed transaction that have been agreed with the proposed purchaser (the “Sales Notice”). Within thirty (30) days after receipt of the Sales Notice the Manager shall notify the Selling Member whether the Manager (or a person designated by the Manager) elects to purchase the entire Transfer Shares on the terms set forth in the Sales Notice.

9.3.2 Special Rules. The following rules shall apply for purposes of this section:

(a) If the Manager elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, the Selling Member may proceed with the sale to the proposed purchaser, subject to section 9.2.

(b) If the Manager elects to purchase the Transfer Shares, it shall do so within thirty (30) days.

(c) If the Manager elects not to purchase the Transfer Shares, or fails to respond to the Sales Notice within the thirty (30) day period described above, and the Selling Member and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or nontradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling Member and the purchaser shall be treated as a new offer and shall again be subject to this section.

(d) If the Manager elects to purchase the Transfer Shares in accordance with this section, such election shall have the same binding effect as the then-current agreement between the Selling Member and the proposed purchaser. Thus, for example, if the Selling Member and the purchaser have entered into a non-binding letter of intent but have not entered into a binding definitive agreement, the election of the Manager shall have the effect of a non-binding letter of intent with the Selling Member. Conversely, if the Selling Member and the purchaser have entered into a binding definitive agreement, the election of the Manager shall have the effect of a binding definitive agreement. If the Selling Member and the Manager are deemed by this subsection to have entered into only a non-binding letter of intent, neither shall be bound to consummate a transaction if they are unable to agree to the terms of a binding agreement.

9.4 Rights of Assignee. Until and unless a person who is a transferee of Common Shares is admitted to the Company as an Member pursuant to section 9.5 below, such transferee shall be entitled only to the allocations and distributions with respect to the transferred shares in accordance with this Agreement and, to the fullest extent permitted by applicable law, including but not limited to 6 Del. C. §18-702(b), shall not have any non-economic rights of an Member, including without limitation the right to require any information on account of the Company's business, inspect the Company’s books or vote on Company matters.

9.5 Conditions of Transfer. A transferee of Common Shares shall have the right to become an Member pursuant to 6 Del. C. §18-704 if and only if all of the following conditions are satisfied:

9.5.1 The transferee has executed a copy of this Agreement, agreeing to be bound by all of its terms and conditions;

9.5.2 A fully executed and acknowledged written transfer agreement between the Transferor and the transferee has been filed with the Company;

9.5.3 All costs and expenses incurred by the Company in connection with the transfer are paid by the transferor to the Company, without regard to whether the proposed transfer is consummated; and

9.5.4 The Manager determines, and such determination is confirmed by an opinion of counsel satisfactory to the Manager stating, that (i) the transfer does not violate the Securities Act of 1933 or any applicable state securities laws, (ii) the transfer will not require the Company or the Manager to register as an investment company under the Investment Company Act of 1940, (iii) the transfer will not require the Manager or any affiliate that is not registered under the Investment Advisers Act of 1940 to register as an investment adviser, (iv) the transfer would not pose a material risk that (A) all or any portion of the assets of the Company would constitute “plan assets” under ERISA, (B) the Company would be subject to the provisions of ERISA, section 4975 of the Code or any applicable similar law, or (C) the Manager would become a fiduciary pursuant to ERISA or the applicable provisions of any similar law or otherwise, and (v) the transfer will not violate the applicable laws of any state or the applicable rules and regulations of any governmental authority; provided, that the delivery of such opinion may be waived, in whole or in part, at the sole discretion of the Manager.

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9.6 Admission of Transferee. Any permitted transferee of Shares shall be admitted to the Company as a Member on the date agreed by the transferor, the transferee, and the Manager.

9.7 Exempt Transfers. The following transactions shall be exempt from the provisions of section 9.3:

9.7.1 A transfer to or for the benefit of any spouse, child or grandchild of an Member, or to a trust for their exclusive benefit;

9.7.2 Any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; and

9.7.3 The sale of all or substantially all of the interests of the Company (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to section 9.7.1, (i) the transferred Shares shall remain subject to this Agreement, (ii) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, and (iii) the transferred Shares shall not thereafter be transferred further in reliance on section 9.7.1.

9.8 Other Transfers Void. Transfers in contravention of this section shall be null, void and of no force or effect whatsoever, and the Members agree that any such transfer may and should be enjoined.

9.9 Death, Insolvency, Etc. Neither the death, disability, bankruptcy, or insolvency of a Member, nor the occurrence of any other voluntary or involuntary event with respect to a Member, shall give the Company or any Member the right to purchase such Member’s Shares, nor give the Member himself (or his heirs, assigns, or representatives) the right to sell such Shares to the Company or any other Member. Instead, such Member or his heirs, assigns, or legal representatives shall remain a Member subject to the terms and conditions of this Agreement.

9.10 Incorporation. If the Manager determines that the business of the Company should be conducted in a corporation rather than in a limited liability company, whether for tax or other reasons, each Member shall cooperate in transferring the business to a newly-formed corporation and shall execute such agreements as the Manager may reasonably determine are necessary or appropriate, consistent with the terms of this Agreement. In such event each Member shall receive stock in the newly-formed corporation equivalent to his or its Shares.

9.11 Drag-Along Right. In the event the Manager approves a sale or other disposition of all of the interests in the Company, then, upon notice of the sale or other disposition, each Member shall execute such documents or instruments as may be requested by the Manager to effectuate such sale or other disposition and shall otherwise cooperate with the Manager. The following rules shall apply to any such sale or other disposition: (i) each Member shall represent that he, she, or it owns his or its Shares free and clear of all liens and other encumbrances, that he, she, or it has the power to enter into the transaction, and whether he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties; (ii) each Member shall grant to the Manager a power of attorney to act on behalf of such Member in connection with such sale or other disposition; and (iii) each Member shall receive, as consideration for such sale or other disposition, the same amount he, she, or it would have received had all or substantially all of the assets of the Company been sold and the net proceeds distributed in liquidation of the Company.

9.12 Waiver of Appraisal Rights. Each Member hereby waives any contractual appraisal rights such Member may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

9.13 Mandatory Redemptions.

9.13.1 Based on ERISA Considerations. The Manager may, at any time, cause the Company to purchase all or any portion of the Common Shares owned by an Member whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, if the Manager determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

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9.13.2 Based on REIT Considerations. The Manager may, at any time, cause the Company to purchase all or any portion of the Common Shares owned by an Member if the Manager determines that such purchase would be beneficial in allowing the Company to retain its status as a REIT. In making such determination, the Manager need not conclude that such purchase is absolutely necessary for the Company to retain its status as a REIT or that the Company could not retain its status as a REIT in any other way.

9.13.3 Based on Other Bona Fide Business Reasons. The Manager may, at any time, cause the Company to purchase all of the Common Shares owned by an Member if the Manager determines that (i) such Member made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Member’s interest in the Company; (iii) the Manager believes that such Member’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Member has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Member is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

9.13.4 Purchase Price and Payment. Unless otherwise agreed in writing between the selling Member and the Company, the price of Common Shares purchased and sold pursuant to this section 9.13 shall be ninety percent (90%) of the then-current Net Asset Value of such Common Shares. The purchase price shall be paid by wire transfer or other immediately-available funds at closing, which shall be held within sixty (60) days following written notice from the Manager.

9.14 Net Asset Value of Common Shares.

9.14.1 In General. The “Net Asset Value” means the amount a holder of Common Shares would receive with respect to each Common Share if all the assets of the Company were sold for their fair market value, all the liabilities and obligations of the Company satisfied, and the remaining proceeds, if any, distributed in accordance with Article 5. The Manager shall calculate the Net Asset Value from time to time in its sole discretion, but no less than as of the last day of each fiscal year.

9.14.2 Manner of Calculation. The Manager may calculate the fair market value of the Company’s assets using any method or combination of methods the Manager may determine in its sole discretion, including but not limited to (i) methods using the capitalization rates of comparable assets (typically used for stabilized, income-producing assets); (ii) methods using the sales or offering prices of comparable assets; (iii) estimates obtained from appraisers, real estate brokers, or other qualified persons; and (iv) other methods the Manager deems appropriate in the circumstances, including the purchase price and/or book value of assets. In the absence of actual fraud, the determination of the fair market value of the Company’s assets shall be final and not subject to dispute.

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9.15 Withdrawal. A Member may withdraw from the Company by giving at least ninety (90) days’ notice to the Manager. The withdrawing Member shall be entitled to no distributions or payments from Company on account of his, her, or its withdrawal, nor shall he, she, or it be indemnified against liabilities of Company. For purposes of this section, a Member who transfers Common Shares pursuant to (i) a transfer permitted under section 9.1, or (ii) an involuntary transfer by operation of law, shall not be treated as thereby withdrawing from Company.

ARTICLE 10: POWER OF ATTORNEY

10.1 In General. The Manager shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Member, with power and authority to act in the name and on behalf of each such Member, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:

10.1.1 This Agreement and any amendment of this Agreement authorized under Article 12;

10.1.2 Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to file;

10.1.3 Any instrument or document that may be required to effect the continuation of the Company, the admission of new Members, or the dissolution and termination of the Company; and

10.1.4 Any and all other instruments as the Manager may deem necessary or desirable to effect the purposes of this Agreement and carry out fully its provisions.

10.2 Terms of Power of Attorney. The special and limited power of attorney of the Manager (i) is a special power of attorney coupled with the interest of the Manager in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Member, and is limited to those matters herein set forth; (ii) may be exercised by the Manager by an through one or more of the officers of the Manager for each of the Members by the signature of the Manager acting as attorney-in-fact for all of the Members, together with a list of all Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by an Member of all or any portion of his, her, or its Shares except that, where the assignee of the Shares owned by the Member has been approved by the Manager for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument or document necessary to effect such substitution.

10.3 Notice to Members. The Manager shall promptly furnish to each Member a copy of any amendment to this Agreement executed by the Manager pursuant to a power of attorney from such Member.

ARTICLE 11: DISSOLUTION AND LIQUIDATION

11.1 Dissolution. The Company shall be dissolved upon the first to occur of (i) the date twelve (12) months following the sale of all or substantially all, for cash or cash equivalents, of the Portfolio Investments and other assets of the Company, or (ii) the determination of the Manager to dissolve. The Members hereby waive the right to have the Company dissolved by judicial decree pursuant to 6 Del. C. §18-802.

11.2 Liquidation.

11.2.1 Generally. If the Company is dissolved, the Company’s assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind up its affairs and distribute its assets to Members pursuant to the provisions of this Article 11. Upon such dissolution, the Manager shall have full authority to wind up the affairs of the Company and to make final distribution as provided herein.

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11.2.2 Distribution of Assets. After liquidation of the Company, the assets of the Company shall be distributed as set forth in section 5.1.

11.2.3 Distributions in Kind. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the Manager’s opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to Members in kind but only after all cash and cash equivalents have first been distributed.

11.2.4 Statement of Account. Each Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and the capital account of each Member immediately prior to any distribution in liquidation.

ARTICLE 12: AMENDMENTS

12.1 Amendments Not Requiring Consent. The Manager may amend this Agreement without the consent of any Member to effect:

12.1.1 The correction of typographical errors;

12.1.2 A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

12.1.3 The creation of additional classes of limited liability company interests pursuant to section 4.1;

12.1.4 The admission, substitution, withdrawal, or removal of Members in accordance with this Agreement;

12.1.5 An amendment the Manager determines to be necessary or appropriate for the Company to qualify as a REIT;

12.1.6 An amendment the Manager deems necessary or appropriate to reflect the division of Preferred Shares into classes;

12.1.7 An amendment that cures ambiguities or inconsistencies in this Agreement;

12.1.8 An amendment that adds to its own obligations or responsibilities;

12.1.9 A change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

12.1.10 A change the Manager determines to be necessary or appropriate to prevent the Company from being treated as an “investment company” within the meaning of the Investment Company Act of 1940;

12.1.11 A change to facilitate the trading of Shares, including changes required by law or by the rules of a securities exchange;

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12.1.12 A change the Manager determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

12.1.13 A change that the Manager determines to be necessary or appropriate to prevent the Company from being subject to the Employee Retirement Income Security Act of 1974;

12.1.14 A change the Manager determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;

12.1.15 An amendment required by the Company’s lenders;

12.1.16 Any amendment expressly permitted in this Agreement to be made by the Manager acting alone; or

12.1.17 Any other amendment that does not have, and could not reasonably be expected to have, a material adverse effect on the Members.

12.2 Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Members, other than amendments described in section 12.3, shall require the consent of the Manager and Members holding a majority of the Common Shares then issued and outstanding.

12.3 Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Manager and each affected Member:

12.3.1 An amendment deleting or modifying any of the amendments already listed in this section 12.3;

12.3.2 An amendment that would require any Member to make additional Capital Contributions; and

12.3.3 An amendment that would impose personal liability on any Member.

12.4 Procedure for Obtaining Consent. If the Manager proposes to make an amendment to this Agreement that requires the consent of Members, the Manager shall notify each affected Member (who may be all Members, or only Members holding a given class of Common Shares) in writing, specifying the proposed amendment and the reason(s) why the Manager believe the amendment is in the best interest of the Company. At the written request of Members holding at least twenty percent (20%) of the Common Shares then issued and outstanding, the Manager shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Manager proposes an amendment that is not approved by the Members within ninety (90) days from proposal, the Manager shall not again propose that amendment for at least six (6) months.

ARTICLE 13: MISCELLANEOUS

13.1 Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after being deposited with an overnight delivery service (unless the recipient can demonstrate that the packed was not delivered to the specified address), or (ii) on the date transmitted by electronic mail (unless the recipient demonstrates that such electronic mail was not delivered to the recipient’s inbox), to the principal business address of the Company, if to the Company or the Manager, to the address of a Member provided by such Member, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section.

13.2 Electronic Delivery. Each Member hereby agrees that all communications with the Company, including all tax forms, shall be via electronic delivery.

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13.3 Governing Law.

13.3.1 In General. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Member hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such Member, (iv) consents to service of process by notice sent by regular mail to the address on file with the Company and/or by any means authorized by Delaware law, and (v) if such Member is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

13.3.2 Exception. The exclusive forum selection provisions in section 13.3.1 shall not apply to claims arising under the Federal securities laws.

13.4 Waiver of Jury Trial. EACH MEMBER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH MEMBER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.

13.5 Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

13.6 No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be third party beneficiaries of this Agreement in any way.

13.7 Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

13.8 Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

13.9 Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

13.10 Execution by Members. Each Pre-Conversion Member shall be deemed to have executed this Agreement upon the conversion of the Company from a Maryland corporation to a Delaware limited liability Company. It is anticipated that this Agreement will be executed by New Members through the execution of a separate Investment Agreement.

13.11 Legal Representation. The Company has been represented by Lex Nova Law LLC in connection with the preparation of this Agreement. Each Member (i) represents that such Member has not been represented by Lex Nova Law LLC in connection with the preparation of this Agreement, (ii) agrees that Lex Nova Law LLC may represent the Company in the event of a dispute involving such Member, and (iii) acknowledges that such Member has been advised to seek separate counsel in connection with this Agreement.

13.12 Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

13.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings. Without limiting the preceding sentence, this Agreement replaces and supersedes the Original Agreement for all periods following its adoption.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MULTI-HOUSING INCOME REIT LLC

By:	Casoro Investment Advisory Firm, LLC
As Manager

By
Yuen Yung, CEO

CASORO INVESTMENT ADVISORY
FIRM, LLC

By
Yuen Yung, Manager

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